Exhibit 99.1

Newmont Delivers Record Full-Year and Fourth Quarter Results

Newmont Generates Record Cash Flows in 2020 and Meets Full-year Guidance; Increases Quarterly Dividend to $0.55 Per Share

DENVER--(BUSINESS WIRE)--February 18, 2021--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced full year and fourth quarter 2020 results.

2020 HIGHLIGHTS

  Produced 5.9 million attributable ounces of gold and over 1 million attributable gold equivalent ounces of co-products, gold CAS* of $756 per ounce, and gold AISC* of $1,045 per ounce achieving 2020 full-year guidance
  Generated record $4.9 billion of cash from continuing operations and $3.6 billion of Free Cash Flow (97% attributable to Newmont)*
  Ended the year with $5.5 billion of consolidated cash and $8.5 billion of liquidity with a net debt to adjusted EBITDA* ratio of 0.2x
  Announced industry-leading dividend framework and declared fourth quarter dividend of $0.55 per share, an increase of 38 percent over the prior quarter and a total declared dividend for 2020 of $1.45 per share**
  Completed the 2020 $1 billion share-repurchase program and recently announced a new $1 billion share-repurchase program
  Delivered over $2.7 billion to shareholders through dividends and share buybacks in 2019 and 2020
  Achieved best safety performance in the Company's history, focusing on fatality risks across our business
  Recognized as top-ranked gold miner for the sixth consecutive year in DJSI Index, announced industry-leading climate targets for greenhouse gas emissions and committed $500 million over 5 years to climate change initiatives
  Reported industry-leading reserves of over 94 million ounces of gold mineral reserves and 65 million ounces of gold equivalent ounces reserves
  Announced 2021 outlook of 6.5 million ounces for 2021, and between 6.2 and 6.7 million ounces through 2023 and between 6.5 and 7.0 million ounces longer-term through 2025***

“In 2020, Newmont achieved record performance including $3.6 billion of free cash flow and ending the year with over $5.5 billion of consolidated cash. These results enable Newmont to lead the industry in shareholder returns, invest in organic growth and maintain financial flexibility," said Tom Palmer, President and Chief Executive Officer. "While generating record value for shareholders, we also achieved record safety performance with the lowest injury rate in Company history. As we complete our 100th year, we will remain focused on delivering superior operational performance whilst creating value and improving lives through sustainable, responsible mining."

- Tom Palmer, President and Chief Executive Officer

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*Non-GAAP metrics; see footnotes at the end of this release.

**The dividend framework is non-binding. An annualized dividend has not been declared by the Board. See cautionary statement at end of this release. The declaration of future quarterly dividends remains at the discretion of the Board. See the cautionary statement at the end of this release, including with respect to dividends and share-repurchase program.

***See cautionary statement at end of release regarding forward-looking statements.

FULL YEAR AND FOURTH QUARTER 2020 FINANCIAL AND PRODUCTION SUMMARY

	Q4'20	Q3'20	Q4'19	FY'20	FY'19
Attributable gold production (million ounces)	1.63	1.54	1.83	5.91	6.29
Gold costs applicable to sales (CAS) ($ per ounce)	$739	$756	$691	$756	$721
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,043	$1,020	$946	$1,045	$966
GAAP Net income (US $ millions)	$806	$611	$537	$2,666	$2,877
Adjusted net income (US $ millions)	$856	$697	$410	$2,140	$970
Adjusted EBITDA (US $ millions)	$1,772	$1,663	$1,289	$5,537	$3,734
Cash flow from continuing operations (US $ millions)	$1,686	$1,597	$1,208	$4,890	$2,876
Capital Expenditures (US $ millions)	$398	$296	$430	$1,302	$1,463
Free cash flow (US $ millions)	$1,288	$1,301	$778	$3,588	$1,413

Attributable gold production1 for the year decreased 6 percent to 5,905 thousand ounces from the prior year primarily due to Yanacocha and Cerro Negro being placed into care and maintenance in response to the Covid pandemic, lower ore grade mined at Ahafo and the sale of Red Lake and Kalgoorlie, partially offset by a full year of operations from assets acquired in April 2019.

Attributable gold production for the fourth quarter decreased 11 percent to 1,630 thousand from the prior year quarter primarily due to the sale of Red Lake and Kalgoorlie, lower production at Cerro Negro as the site continues to ramp up while managing COVID restrictions and lower ore grade mined at Ahafo, partially offset by higher production at Musselwhite following the completion of the conveyor and materials handling system and higher production at Peñasquito with the successful resolution of community relation issues in late-2019.

Gold CAS2 decreased 5 percent to $4.4 billion for the full year and 4 percent to $1.2 billion for the quarter, compared to the prior year, primarily due to lower ounces sold. For the full year, Gold CAS per ounce increased 5 percent to $756 per ounce primarily due to lower ore grade mined at Yanacocha, Merian and Ahafo, partially offset by lower stockpile and leach pad inventory adjustments.

For the fourth quarter, Gold CAS per ounce increased 7 percent to $739 per ounce primarily due to lower ore grade mined at Ahafo and Porcupine, lower mill throughput at Cerro Negro and higher gold price-related royalties.

Gold AISC3 for the year increased 8 percent to $1,045 per ounce from the prior year primarily due to higher CAS per ounce and Covid-related care and maintenance costs.

Gold AISC per ounce for the fourth quarter increased 10 percent to $1,043 per ounce from the prior year quarter primarily due to higher CAS per ounce and higher sustaining capital largely driven by the Autonomous Haulage System progressing ahead of schedule at Boddington.

Attributable gold equivalent ounce (GEO) production from other metals for the year increased 64 percent to 1,021 thousand ounces from the prior year primarily due to a full year of operations from Peñasquito following resolution of the community issues in late-2019, partially offset by the site being placed on care and maintenance in the second quarter of 2020.

Attributable GEO production from other metals for the quarter increased 18 percent to 271 thousand ounces from the prior year primarily due to operations at Peñasquito receiving sustained community support following the blockade in 2019, partially offset by lower ore grade milled at Boddington.

CAS from other metals totaled $606 million for the year and $157 million for the quarter. CAS per GEO2 for the year improved 33 percent to $571 per ounce primarily due to higher sales at Peñasquito. CAS per GEO for the quarter improved 29 percent to $561 per ounce primarily due to higher sales at Peñasquito, partially offset by unfavorable foreign exchange impacts from the strengthening of the Australian dollar and lower sales at Boddington. AISC per GEO3 for the year improved 30 percent to $858 per ounce primarily due to lower CAS from other metals, partially offset by care and maintenance costs. AISC per GEO for the quarter improved 28 percent to $846 per ounce primarily due to lower CAS from other metals and lower sustaining capital spend.

Net income from continuing operations attributable to Newmont stockholders for the year was $2,666 million or $3.31 per diluted share, a decrease of $211 million from the prior year primarily due to a $2,390 million recognized gain on the formation of NGM in the prior year. After removing the gain related to NGM, net income increased $2,179 million from the prior year largely driven by higher realized gold prices, gains on asset and investment sales, lower transaction and integration costs and lower general and administrative costs, partially offset by lower sales volumes from certain sites being placed on care and maintenance, the sale of Red Lake and Kalgoorlie, and higher costs in response to the Covid pandemic.

Net income from continuing operations attributable to Newmont stockholders for the quarter was $806 million or $1.00 per diluted share, an increase of $269 million from the prior year primarily due to higher realized gold prices and gains on asset and investment sales, partially offset by lower sales volumes from the sale of Red Lake and Kalgoorlie, higher tax expense and reclamation and remediation adjustments primarily related to increased costs at Yanacocha.

Adjusted net income4 for the year was $2,140 million or $2.66 per diluted share, compared to $970 million or $1.32 per diluted share in the prior year.

Adjusted net income for the quarter was $856 million or $1.06 per diluted share, compared to $410 million or $0.50 per diluted share in the prior year. Primary adjustments to fourth quarter net income include reclamation and remediation adjustments, gains on asset and investment sales, changes in the fair value of investments, Covid-specific costs, settlement costs, asset impairments and valuation allowance and other tax adjustments.

Adjusted EBITDA5 for the year increased 48 percent to $5.5 billion, compared to $3.7 billion for the prior year. Adjusted EBITDA for the quarter increased 37 percent to $1.8 billion for the quarter, compared to $1.3 billion for the prior year quarter.

Revenue increased 18 percent to $11,497 million for the full year and 14 percent to $3,381 million for the quarter, compared to the prior year. These increases were primarily due to higher average realized gold prices and higher gold equivalent sales volumes, partially offset by lower gold sales volumes.

Average realized price6 for gold increased $376 per ounce to $1,775 per ounce for the full year and $374 per ounce to $1,852 per ounce for the quarter, compared to the prior year. For the full year, average realized gold price comprised $1,778 per ounce of gross price received, the favorable impact of $9 per ounce mark-to-market on provisionally-priced sales and $12 per ounce reductions for treatment and refining charges. For the quarter, average realized gold price comprised $1,865 per ounce of gross price received, the favorable impact of $4 per ounce favorable mark-to-market on provisionally-priced sales and $17 per ounce reductions for treatment and refining charges.

Capital expenditures7 decreased 11 percent to $1,302 million for the full year and decreased 7 percent to $398 million for the quarter, compared to prior year, primarily due to the sale of Red Lake and Kalgoorlie and reduced spending from the completion of Borden Underground, Ahafo Mill Expansion, and other sustaining projects in 2019. Development capital expenditures in 2020 primarily include advancing Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, the Subika mining method change, Musselwhite Materials Handling System, Éléonore Lower Mine Material Handling System, Quecher Main, and projects associated with the Company’s ownership interest in Nevada Gold Mines.

Consolidated operating cash flow from continuing operations increased 70 percent to $4.9 billion for the full year and increased 40 percent to $1.7 billion for the quarter, compared to the prior year, primarily due to higher realized gold prices, partially offset by lower sales volumes. Free Cash Flow8 also increased to $3.6 billion for the full year and $1.3 billion for the quarter primarily due to higher operating cash flow and lower capital expenditures.

Balance sheet strengthened in 2020 ending the year with $5.5 billion of consolidated cash and approximately $8.5 billion of liquidity; reported net debt to adjusted EBITDA of 0.2x9.

Portfolio improvements achieved during the year: Completed divestment of the Red Lake Complex in Canada, the Company’s 50 percent ownership interest in Kalgoorlie Consolidated Gold Mines in Australia, investment holdings in Continental Gold, and a portfolio of eleven royalties; formed exploration joint ventures with Kirkland Lake Gold Inc. in Canada and Agnico Eagle Mines Limited in Colombia; completed materials handling projects at Musselwhite and Éléonore in Canada; progressed Autonomous Haulage System at Boddington in Australia, the Tanami Expansion 2 project in Australia, and a mining method change at Subika Underground in Ghana; advanced study work at Ahafo North and Yanacocha Sulfides with both projects expected to reach full funds approval in 2021.

Nevada Gold Mines (NGM) attributable gold production for the year was 1,334 thousand ounces with CAS of $757 per ounce and AISC of $920 per ounce. NGM attributable gold production for the quarter was 342 thousand ounces with CAS of $739 per ounce and AISC of $872 per ounce. EBITDA10 for NGM was $1,279 million for the full year and $364 million for the quarter.

Pueblo Viejo (PV) attributable gold production was 362 thousand ounces for the year and 106 thousand ounces for the quarter. Pueblo Viejo EBITDA10 was $434 million for the year and $136 million for the fourth quarter with cash distributions received for the Company's equity method investment of $260 million for the year and $109 million for the fourth quarter.

COVID-19 UPDATE

Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning and avoiding exposure for at-risk individuals. The Company incurred care and maintenance costs of $178 million during 2020 and $7 million during the quarter, which included wages and direct operating costs for critical activities. The Company also recorded non-cash depreciation of $88 million during 2020 and $2 million during the quarter for sites ramping up from care and maintenance or continuing to operate at reduced levels. In addition, the Company incurred incremental Covid specific costs of $92 million during 2020 and $25 million during the quarter for activities such as additional health and safety procedures, increased transportation and community fund contributions.

PROJECTS UPDATE

Newmont’s capital-efficient project pipeline supports improving production, lower costs and extending mine life. Funding for the current development capital project Tanami Expansion 2 has been approved and the project is in execution stage. The Company has included the Ahafo North and Yanacocha Sulfides projects in its long-term outlook as the projects are scheduled to be approved for full funding in 2021. Additional projects, not listed below, represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer with potential to extend mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to achieve 3.5 million tonnes per year of production and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and is expected to reduce operating costs by approximately 10 percent. Capital costs for the project are estimated to be between $850 million and $950 million with a commercial production date in the first half of 2024.

  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. An investment decision is expected in the first half of 2021 and the project is expected to add 300,000 ounces per year with all-in sustaining costs between $600 to $700 per ounce for the first five full years of production (2024-2028), with estimated capital costs of between $700 and $800 million. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.5 million ounces of Reserves and more than 1 million ounces of Measured and Indicated and Inferred Resource11 and significant upside potential to extend beyond Ahafo North’s current 13-year mine life.

  Yanacocha Sulfides (South America)12 will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to process gold, copper and silver feedstock. The project is expected to add 500,000 gold equivalent ounces per year with all-in sustaining costs between $700 to $800 per ounce for the first five full years of production (2026-2030). An investment decision is expected in the second half of 2021 with a three year development period and estimated capital costs of approximately $2 billion. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades.
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[1] Attributable gold production includes 362 thousand ounces and 106 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%) in 2020 and the fourth quarter, respectively.
[2] Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[3] Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[4] Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[5] Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[6] Non-GAAP measure. See end of this release for reconciliation to Sales.
[7] Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
[8] Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[9] Non-GAAP measure. See end of this release for reconciliation.
[10] Non-GAAP measure See end of this release for reconciliation.

[11] See note to U.S. Investors at the end of this release; such resource estimate for Ahafo North is comprised of 610,000 ounces of Measured and Indicated Resource and 410,000 ounces of Inferred Resource as at December 31, 2020.

[12] Consolidated basis.

STRATEGIC DEVELOPMENT LEADERSHIP TRANSITION

Randy Engel, Executive Vice President of Strategic Development has elected to retire from Newmont in the second quarter. Randy has made many significant contributions to Newmont over his distinguished 27-year career with the company which have positioned Newmont as the world’s leading gold company. Randy’s responsibilities will be assumed by Blake Rhodes who is currently serving as Senior Vice President of Strategic Development. Blake joined Newmont in 1996 and has held a variety of roles, including General Counsel and Senior Vice President in charge of our Indonesian business.

OUTLOOK

Newmont’s outlook reflects increasing gold production and ongoing investment in its operating assets and most promising growth prospects. The Company has included Ahafo North and Yanacocha Sulfides in its outlook for the first time as the development projects are expected to reach execution stage in 2021. Additional development projects that have not reached execution stage represent upside to guidance. All production, cost and capital figures assume a $1,200/oz gold price.

Newmont’s 2021 and longer-term outlook assumes operations continue without major Covid-related interruptions. If at any point the Company determines that continuing operations poses an increased risk to our workforce or host communities, it will reduce operational activities up to, and including, care and maintenance and management of critical environmental systems. Please see cautionary statement in the end notes for additional information.

For a more detailed discussion, see the Company’s 2021 and Longer-Term Outlook released on December 8, 2020, available on www.newmont.com.

Five Year Cost and Production Outlook (+/- 5%)

Guidance metric	2021E	2022E	2023E	2024E	2025E
Gold Production* (Moz)	6.5	6.2 - 6.7	6.2 - 6.7	6.5 - 7.0	6.5 - 7.0
Other Metal Production** (Mozs)	1.3	1.2 - 1.4	1.4 - 1.6	1.4 - 1.6	1.4 - 1.6
Total GEO Production (Mozs)	7.8	7.5 - 8.0	7.7 - 8.2	8.0 - 8.5	8.0 - 8.5
CAS*** ($/oz)	$750	$650 - $750	$625 - $725	$600 - $700	$600 - $700
All-in Sustaining Costs*** ($/oz)	$970	$850 - $950	$825 - $925	$800 - $900	$800 - $900
Sustaining Capital* ($M)	$950	$900 - $1,100	$900 - $1,100	$900 - $1,100	$900 - $1,100
Development Capital* ($M)	$850	$1,000 - $1,200	$900 - $1,100	$200 - $400	$100 - $300
Total Capital* ($M)	$1,800	$2,000 - $2,200	$1,900 - $2,100	$1,200 - $1,400	$1,100 - $1,300
*Attributable basis; **Attributable co-product gold equivalent ounces; includes copper, zinc, silver and lead; ***Consolidated basis for gold

2021 Regional Outlooka

2021 Outlook (+/-5%)	Consolidated Production (Koz, GEOs Koz)	Attributable Production (Koz, GEOs Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Consolidated Sustaining Capital Expenditures ($M)	Consolidated Development Capital Expenditures ($M)	Attributable Sustaining Capital Expenditures ($M)	Attributable Development Capital Expenditures ($M)
North America	1,760	1,760	730	915	300	25	300	25
South America	1,000	1,075	850	1,035	125	200	100	150
Australia	1,330	1,330	650	860	235	400	235	400
Africa	915	915	715	900	115	160	115	160
Nevada Gold Mines[c]	1,370	1,370	760	960	210	130	210	130
Total Gold	6,400	6,500[d]	750	970	1,000[e]	900	950[e]	850

Total Co-products[f]	1,300	1,300	600	880
2021 Consolidated Expense Outlook ($M) (+/-5%)
General & Administrative	260
Interest Expense	275
Depreciation and Amortization	2,500
Exploration & Advanced Projects	390
Adjusted Tax Rate [g,h]	34%-38%
Federal Tax Rate [h]	27%-30%
Mining Tax Rate [h]	6%-9%

[a] 2021 outlook projections used in this presentation are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of December 8, 2020. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2021 Outlook assumes $1,200/oz Au, $22/oz Ag, $2.75/lb Cu, $1.05/lb Zn, $0.90/lb Pb, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $50/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Ahafo North and Yanacocha Sulfides which are included in Outlook as the development projects are expected to reach execution stage in 2021. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

[b] All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2021 CAS outlook.

[c] Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM. Production, CAS and AISC for the Company's 38.5% ownership interest in NGM as provided by Barrick Gold Corporation based on a $1,200/oz gold price assumption.

[d] Attributable gold production outlook includes the Company’s equity investment (40%) in Pueblo Viejo with ~325Koz in 2021; does not include the Company’s other equity investments. Attributable gold production outlook represents the Company's 51.35% interest for Yanacocha and a 75% interest for Merian.

[e] Total sustaining capital includes ~$20 million of corporate and other spend.

[f] Gold equivalent ounces (GEO) is calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22/oz.), Lead ($0.90/lb.), and Zinc ($1.05/lb.) pricing.

[g] The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.

[h] Assuming average prices of $1,500 per ounce for gold, $22 per ounce for silver, $2.75 per pound for copper, $0.90 per pound for lead, and $1.05 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2021 will be between 34%-38%.

2021 Site Outlooka

	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated CAS ($/oz)	Consolidated All-In Sustaining Costs [b] ($/oz)	Consolidated Sustaining Capital Expenditures ($M)	Consolidated Development Capital Expenditures ($M)

CC&V	260	260	865	1,000	25	—
Éléonore	270	270	825	1,040	45	—
Peñasquito	660	660	575	750	155	—
Porcupine	360	360	785	940	35	25
Musselwhite	200	200	855	1,100	40	—
Other North America	—	—	—	—	—	—

Cerro Negro	270	270	775	975	50	75
Yanacocha[i]	315	160	1,050	1,350	25	125
Merian[i]	425	320	725	855	50	—
Pueblo Viejo	—	325	—	—	—	—
Other South America	—	—	—	—	—	—

Boddington	830	830	735	915	145	50
Tanami	500	500	515	725	85	350
Other Australia	—	—	—	—	5	—

Ahafo	515	515	800	990	80	40
Akyem	400	400	600	765	35	10
Ahafo North	—	—	—	—	—	115
Other Africa	—	—	—	—	—	—

Nevada Gold Mines[c]	1,370	1,370	760	960	210	130

Corporate/Other	—	—	—	—	20	—

Peñasquito - Co-products (GEO)[f]	1,120	1,120	575	825
Boddington - Co-products (GEO)[f]	180	180	765	990

Peñasquito - Zinc (Mlbs)	475	475
Peñasquito - Lead (Mlbs)	190	190
Peñasquito - Silver (Moz)	30	30
Boddington - Copper (Mlbs)	80	80

[a] 2021 outlook projections used in this presentation are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of December 8, 2020. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2021 Outlook assumes $1,200/oz Au, $22/oz Ag, $2.75/lb Cu, $1.05/lb Zn, $0.90/lb Pb, $0.75 USD/AUD exchange rate, $0.77 USD/CAD exchange rate and $50/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Ahafo North and Yanacocha Sulfides which are included in Outlook as the development projects are expected to reach execution stage in 2021. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

[b] All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2021 CAS outlook.

[c] Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.

[d] Attributable gold production outlook includes the Company’s equity investment (40%) in Pueblo Viejo with ~325Koz in 2021; does not include the Company’s other equity investments.
[e] Total sustaining capital includes ~$20 million of corporate and other spend.

[f] Gold equivalent ounces (GEO) is calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22/oz.), Lead ($0.90/lb.), and Zinc ($1.05/lb.) pricing.

[g] The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.

[h] Assuming average prices of $1,500 per ounce for gold, $22 per ounce for silver, $2.75 per pound for copper, $0.90 per pound for lead, and $1.05 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2020 will be between 34%-38%.

[i] Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 51.35% interest for Yanacocha and a 75% interest for Merian.

	Three Months Ended December 31,			Years Ended December 31,
Operating Results	2020	2019	% Change	2020	2019	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,554	1,724	(10)%	5,550	6,076	(9)%
Attributable gold equivalent ounces sold	282	264	7%	1,062	621	71%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,852	$1,478	25%	$1,775	$1,399	27%
Average realized copper price	$3.54	$2.76	28%	$2.78	$2.63	6%
Average realized silver price	$20.78	$15.49	34%	$17.86	$15.79	13%
Average realized lead price	$0.80	$0.77	4%	$0.72	$0.79	(9)%
Average realized zinc price	$1.16	$0.78	49%	$0.86	$0.80	7%

Attributable Production (koz)
North America (2)	435	379	15%	1,457	1,036	41%
South America (2)	200	277	(28)%	736	997	(26)%
Australia	304	393	(23)%	1,165	1,431	(19)%
Africa	243	290	(16)%	851	1,065	(20)%
Nevada (3)	342	373	(8)%	1,334	1,475	(10)%
Total Gold (excluding equity method investments)	1,524	1,712	(11)%	5,543	6,004	(8)%
Pueblo Viejo (40%) (4)	106	118	(10)%	362	287	26%
Total Gold	1,630	1,830	(11)%	5,905	6,291	(6)%

North America	237	187	27%	893	443	102%
Australia	34	42	(19)%	128	146	(12)%
Nevada	—	—	—%	—	35	(100)%
Total Gold Equivalent Ounces	271	229	18%	1,021	624	64%

CAS Consolidated ($/oz, $/GEO)
North America	$731	$734	0%	$773	$883	(12)%
South America	$776	$671	16%	$811	$646	26%
Australia	$725	$693	5%	$715	$734	(3)%
Africa	$729	$628	16%	$713	$597	19%
Nevada	$739	$710	4%	$757	$748	1%
Total Gold	$739	$691	7%	$756	$721	5%
Total Gold (by-product)	$603	$644	(6)%	$663	$697	(5)%

North America	$523	$796	(34)%	$535	$886	(40)%
Australia	$824	$759	9%	$837	$803	4%
Nevada	$—	$—	—%	$—	$750	(100)%
Total Gold Equivalent Ounces	$561	$791	(29)%	$571	$858	(33)%

AISC Consolidated ($/oz, $/GEO)
North America	$1,012	$1,020	(1)%	$1,049	$1,187	(12)%
South America	$1,070	$846	26%	$1,100	$814	35%
Australia	$1,106	$899	23%	$964	$908	6%
Africa	$893	$833	7%	$890	$791	13%
Nevada	$872	$870	0%	$920	$935	(2)%
Total Gold	$1,043	$946	10%	$1,045	$966	8%
Total Gold (by-product)	$957	$954	0%	$1,005	$977	3%

North America	$795	$1,213	(34)%	$828	$1,339	(38)%
Australia	$1,205	$924	30%	$1,080	$954	13%
Nevada	$—	$—	—%	$—	$894	(100)%
Total Gold Equivalent Ounces	$846	$1,171	(28)%	$858	$1,222	(30)%
(1) Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
(2) Includes sites acquired as part of the Newmont Goldcorp transaction, effective April 18, 2019.
(3) Newmont contributed its existing Nevada mining operations in exchange for a 38.5% interest in NGM, effective July 1, 2019.

(4) Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(in millions, except per share)
Sales	$3,381	$2,967	$11,497	$9,740

Costs and expenses
Costs applicable to sales (1)	1,355	1,459	5,014	5,195
Depreciation and amortization	615	613	2,300	1,960
Reclamation and remediation	250	115	366	280
Exploration	69	67	187	265
Advanced projects, research and development	30	48	122	150
General and administrative	64	89	269	313
Care and maintenance	7	—	178	—
Impairment of long-lived and other assets	20	1	49	5
Other expense, net	51	56	206	295
	2,461	2,448	8,691	8,463
Other income (expense):
Gain on formation of Nevada Gold Mines	—	24	—	2,390
Gain on asset and investment sales, net	84	(2)	677	30
Other income, net	3	163	(32)	297
Interest expense, net of capitalized interest	(73)	(84)	(308)	(301)
	14	101	337	2,416
Income (loss) before income and mining tax and other items	934	620	3,143	3,693
Income and mining tax benefit (expense)	(258)	(129)	(704)	(832)
Equity income (loss) of affiliates	70	42	189	95
Net income (loss) from continuing operations	746	533	2,628	2,956
Net income (loss) from discontinued operations	18	28	163	(72)
Net income (loss)	764	561	2,791	2,884
Net loss (income) attributable to noncontrolling interests	60	4	38	(79)
Net income (loss) attributable to Newmont stockholders	$824	$565	$2,829	$2,805

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$806	$537	$2,666	$2,877
Discontinued operations	18	28	163	(72)
	$824	$565	$2,829	$2,805
Net income (loss) per common share
Basic:
Continuing operations	$1.01	$0.66	$3.32	$3.92
Discontinued operations	0.02	0.03	0.20	(0.10)
	$1.03	$0.69	$3.52	$3.82
Diluted:
Continuing operations	$1.00	$0.66	$3.31	$3.91
Discontinued operations	0.02	0.03	0.20	(0.10)
	$1.02	$0.69	$3.51	$3.81
(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(in millions)
Operating activities:
Net income (loss)	$764	$561	$2,791	$2884
Adjustments:
Depreciation and amortization	615	613	2,300	1,960
Impairment of long-lived and other assets	20	1	49	5
Gain on formation of Nevada Gold Mines	—	(24)	—	(2,390)
Gain on asset and investment sales, net	(84)	2	(677)	(30)
Net loss (income) from discontinued operations	(18)	(28)	(163)	72
Reclamation and remediation	246	107	353	258
Change in fair value of investments	(61)	(91)	(252)	(166)
Deferred income taxes	(150)	(88)	(222)	334
Impairment of investments	—	—	93	2
Charges from pension settlement	5	(18)	87	(10)
Charges from debt extinguishment	—	—	77	—
Stock-based compensation	17	21	72	97
Write-downs of inventory and stockpiles and ore on leach pads	—	22	44	130
Other non-cash adjustments	87	30	43	39
Net change in operating assets and liabilities	245	100	295	(309)
Net cash provided by (used in) operating activities of continuing operations	1,686	1,208	4,890	2,876
Net cash provided by (used in) operating activities of discontinued operations	—	(3)	(8)	(10)
Net cash provided by (used in) operating activities	1,686	1,205	4,882	2,866

Investing activities:
Additions to property, plant and mine development	(398)	(430)	(1,302)	(1,463)
Proceeds from sales of mining operations and other assets, net	19	1	1,156	30
Proceeds from sales of investments	2	8	307	67
Contributions to equity method investees	(44)	(11)	(60)	(28)
Return of investment from equity method investees	15	49	58	132
Purchases of investments	(4)	(18)	(37)	(112)
Acquisitions, net (1)	—	—	—	127
Other	(1)	(8)	44	21
Net cash provided by (used in) investing activities of continuing operations	(411)	(409)	166	(1,226)
Net cash provided by (used in) investing activities of discontinued operations	—	—	(75)	—
Net cash provided by (used in) investing activities	(411)	(409)	91	(1,226)

Financing activities:
Repayment of debt	—	(626)	(1,160)	(1,876)
Proceeds from issuance of debt, net	—	—	985	690
Dividends paid to common stockholders	(320)	(114)	(834)	(889)
Repurchases of common stock	(200)	(479)	(521)	(479)
Distributions to noncontrolling interests	(54)	(49)	(197)	(186)
Funding from noncontrolling interests	30	18	112	93
Payments on lease and other financing obligations	(17)	(18)	(66)	(55)
Proceeds from exercise of stock options	1	—	51	—
Payments for withholding of employee taxes related to stock-based compensation	(3)	(2)	(48)	(50)
Proceeds from sale of noncontrolling interests	—	—	—	—
Other	2	(1)	(2)	(25)
Net cash provided by (used in) financing activities	(561)	(1,271)	(1,680)	(2,777)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	1	6	(3)
Net change in cash, cash equivalents and restricted cash	716	(474)	3,299	(1,140)
Cash, cash equivalents and restricted cash at beginning of period	4,932	2,823	2,349	3,489
Cash, cash equivalents and restricted cash at end of period	$5,648	$2,349	$5,648	$2,349

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
	(in millions)
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$5,540	$2,243	$5,540	$2,243
Restricted cash included in Other current assets	2	2	2	2
Restricted cash included in Other non-current assets	106	104	106	104
Total cash, cash equivalents and restricted cash	$5,648	$2,349	$5,648	$2,349
(1)

Acquisitions, net for the year ended December 31, 2019 is comprised of $117 cash and cash equivalents acquired, $21 restricted cash acquired, net of $17 cash paid in the Newmont Goldcorp transaction and $6 of restricted cash acquired in the formation of Nevada Gold Mines.

NEWMONT CORPORATION
CONSOLIDATED BALANCE SHEETS

	At December 31, 2020	At December 31, 2019
	(in millions)
ASSETS
Cash and cash equivalents	$5,540	$2,243
Trade receivables	449	373
Investments	290	237
Inventories	963	1,014
Stockpiles and ore on leach pads	827	812
Other current assets	436	570
Current assets held for sale	—	1,023
Current assets	8,505	6,272
Property, plant and mine development, net	24,281	25,276
Investments	3,197	3,199
Stockpiles and ore on leach pads	1,705	1,484
Deferred income tax assets	337	549
Goodwill	2,771	2,674
Other non-current assets	573	520
Total assets	$41,369	$39,974

LIABILITIES
Accounts payable	$493	$539
Employee-related benefits	380	361
Income and mining taxes	657	162
Current lease and other financing obligations	106	100
Debt	551	—
Other current liabilities	1,182	880
Current liabilities held for sale	—	343
Current liabilities	3,369	2,385
Debt	5,480	6,138
Lease and other financing obligations	565	596
Reclamation and remediation liabilities	3,818	3,464
Deferred income tax liabilities	2,073	2,407
Employee-related benefits	493	448
Silver streaming agreement	993	1,058
Other non-current liabilities	699	1,061
Total liabilities	17,490	17,557

Contingently redeemable noncontrolling interest	34	47

EQUITY
Common stock	1,287	1,298
Treasury stock	(168)	(120)
Additional paid-in capital	18,103	18,216
Accumulated other comprehensive income (loss)	(216)	(265)
Retained earnings	4,002	2,291
Newmont stockholders' equity	23,008	21,420
Noncontrolling interests	837	950
Total equity	23,845	22,370
Total liabilities and equity	$41,369	$39,974

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, see Note 14 to the Consolidated Financial Statements.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended December 31, 2020			Year Ended December 31, 2020
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$824	$1.03	$1.02	$2,829	$3.52	$3.51
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(18)	(0.02)	(0.02)	(163)	(0.20)	(0.20)
Net income (loss) attributable to Newmont stockholders from continuing operations	806	1.01	1.00	2,666	3.32	3.31
(Gain) loss on asset and investment sales (3)	(84)	(0.10)	(0.10)	(677)	(0.84)	(0.84)
Change in fair value of investments (4)	(61)	(0.08)	(0.08)	(252)	(0.31)	(0.31)
Reclamation and remediation charges, net (5)	160	0.20	0.20	160	0.20	0.20
Impairment of investments (6)	—	—	—	93	0.11	0.11
Pension settlements (7)	7	0.01	0.01	92	0.11	0.11
COVID-19 specific costs, net (8)	22	0.03	0.03	84	0.10	0.10
Loss on debt extinguishment (9)	—	—	—	77	0.09	0.09
Settlement costs, net (10)	24	0.03	0.03	55	0.07	0.07
Impairment of long-lived and other assets (11)	20	0.02	0.02	49	0.06	0.06
Goldcorp transaction and integration costs (12)	—	—	—	23	0.03	0.03
Restructuring and severance, net (13)	6	0.01	0.01	17	0.02	0.02
Tax effect of adjustments (14)	(31)	(0.04)	(0.04)	62	0.08	0.08
Valuation allowance and other tax adjustments, net (15)	(13)	(0.02)	(0.02)	(309)	(0.38)	(0.37)
Adjusted net income (loss) (16)	$856	$1.07	$1.06	$2,140	$2.66	$2.66

Weighted average common shares (millions): (17)		802	804		804	806

(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 14 to our Consolidated Financial Statements.
(3)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains on the sale of Kalgoorlie and Continental and a gain on the sale of royalty interests to Maverix.

(4)	Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments.
(5)

Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value, including adjustments related to increased lime consumption and water treatment costs at inactive Yanacocha sites and updated project cost estimates at inactive Porcupine sites, the Midnite mine site and Dawn mill site. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(53) and $(53), respectively.

(6)	Impairment of investments, included in Other income, net, primarily represents the other-than-temporary impairment of the TMAC investment.
(7)	Pension settlements, included in Other income, net, represents pension settlement charges due to lump sum payments to participants.
(8)

COVID-19 specific costs, net, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic. Amount is presented net of income (loss) attributable to noncontrolling interests of $(3) and $(8), respectively.

(9)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during 2020.
(10)

Settlement costs, net, included in Other expense, net, primarily represents costs related to the ecological tax obligation at Peñasquito in Mexico, mineral interest settlements at Ahafo and Akyem in Africa, the Cedros community agreement at Peñasquito in Mexico, a water related settlement at Yanacocha in Peru and other related costs. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(3), respectively.

(11)	Impairment of long-lived and other assets, included in Impairment of long-lived and other assets, represents non-cash write-downs of various assets that are no longer in use.
(12)

Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction completed during 2019 as well as subsequent integration costs.

(13)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(1), respectively.

(14)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (13), as described above, and are calculated using the applicable regional tax rate.

(15)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due to the benefit recognized on the sale of Kalgoorlie and related tax capital loss of $— and $(353), respectively, net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $(54) and $186, respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $75 and $(98), respectively, net reductions to the reserve for uncertain tax positions of $(2) and $(21), respectively and other tax adjustments of $4 and $39, respectively. Total amounts are presented net of income (loss) attributable to noncontrolling interests of $(36) and $(62), respectively.

(16)

Adjusted net income (loss) has not been adjusted for $7 and $165 of cash and $2 and $85 of non-cash care and maintenance costs, included in Care and maintenance and Depreciation and amortization, respectively, which primarily represent costs associated with our Musselwhite, Éléonore, Peñasquito, Yanacocha and Cerro Negro sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the year ended December 31, 2020, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $—, $13, $— and $3, respectively.

(17)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

	Three Months Ended December 31, 2019			Year Ended December 31, 2019
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$565	$0.69	$0.69	$2,805	$3.82	$3.81
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	(28)	(0.03)	(0.03)	72	0.10	0.10
Net income (loss) attributable to Newmont stockholders from continuing operations	537	0.66	0.66	2,877	3.92	3.91
Gain on formation of Nevada Gold Mines (3)	(24)	(0.03)	(0.03)	(2,390)	(3.25)	(3.24)
Goldcorp transaction and integration costs (4)	32	0.04	0.04	217	0.29	0.29
Change in fair value of investments (5)	(91)	(0.11)	(0.11)	(166)	(0.23)	(0.23)
Reclamation and remediation charges, net (6)	50	0.07	0.07	99	0.13	0.13
Nevada JV transaction and integration costs (7)	4	—	—	30	0.04	0.04
Loss (gain) on asset and investment sales, net (8)	2	—	—	(28)	(0.04)	(0.04)
Pension curtailment (9)	(28)	(0.03)	(0.03)	(20)	(0.03)	(0.03)
Restructuring and severance, net (10)	1	—	—	6	0.01	0.01
Settlement costs (11)	3	—	—	5	0.01	0.01
Impairment of long-lived and other assets, net (12)	1	—	—	4	—	—
Impairment of investments (13)	—	—	—	2	—	—
Tax effect of adjustments (14)	(8)	(0.01)	(0.01)	418	0.57	0.57
Valuation allowance and other tax adjustments, net (15)	(69)	(0.09)	(0.09)	(84)	(0.10)	(0.10)
Adjusted net income (loss)	$410	$0.50	$0.50	$970	$1.32	$1.32

Weighted average common shares (millions): (16)		818	820		735	737
(1)	Per share measures may not recalculate due to rounding.
(2)	For additional information regarding our discontinued operations, see Note 14 to our Consolidated Financial Statements.
(3)

Gain on formation of Nevada Gold Mines, included in Gain on formation of Nevada Gold Mines, represents the difference between the fair value of our 38.5% interest in NGM and the carrying value of the Nevada mining operations contributed.

(4)	Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction during 2019.
(5)

Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments in Continental.

(6)

Reclamation and remediation charges, net, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value, including adjustments related to updated water management costs at inactive Yanacocha sites, updated project cost estimates at the Mule Canyon and Northumberland mine sites and a review of the project cost estimates at the Midnite and Dawn remediation site, as well as increased water management costs at the Con mine. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(21) and $(21), respectively.

(7)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees.
(8)

Loss (gain) on asset and investment sales, net, included in Other income, net, primarily represents a gain on the sale of exploration land. Amounts are presented net of income (loss) attributable to noncontrolling interest of $— and $2, respectively.

(9)	Pension curtailment, included in Other income, net, primarily represents curtailment charges recognized due to a significant amount of employees being terminated as a result of establishing NGM.
(10)

Restructuring and severance, net, included in Other expense, net, primarily represents certain costs associated with severance and legal costs. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(1) and $(1), respectively.

(11)	Settlement costs, included in Other expense, net, primarily represents certain costs associated with legal and other settlements.
(12)

Impairment of long-lived and other assets, net, included in Impairment of long-lived and other assets, represents non-cash write-downs of various assets that are no longer in use. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(1), respectively.

(13)	Impairment of investments, included in Other income, net, represents other-than-temporary impairments of other investments.
(14)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (13), as described above, and are calculated using the applicable regional tax rate.

(15)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment is due to a net increase or (decrease) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $(373) and $(262), respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $55 and $(95), respectively, the effects related to the amendment of the 2014 U.S. federal income tax return and related carrybacks of $150 and $150, respectively, additions to the reserve for uncertain tax positions of $49 and $70, the expiration of U.S. capital loss carryovers of $34 and $34, respectively, and other tax adjustments of $23 and $28, respectively. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(7) and $(9), respectively.

(16)	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with U.S. GAAP.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income (loss) attributable to Newmont stockholders	$824	$565	$2,829	$2,805
Net income (loss) attributable to noncontrolling interests	(60)	(4)	(38)	79
Net (income) loss from discontinued operations (1)	(18)	(28)	(163)	72
Equity loss (income) of affiliates	(70)	(42)	(189)	(95)
Income and mining tax expense (benefit)	258	129	704	832
Depreciation and amortization	615	613	2,300	1,960
Interest expense, net	73	84	308	301
EBITDA	$1,622	$1,317	$5,751	$5,954
Adjustments:
(Gain) loss on asset and investment sales (2)	$(84)	$2	$(677)	$(30)
Change in fair value of investments (3)	(61)	(91)	(252)	(166)
Reclamation and remediation charges (4)	213	71	213	120
Impairment of investments (5)	—	—	93	2
Pension settlements and curtailments (6)	7	(28)	92	(20)
COVID-19 specific costs (7)	25	—	92	—
Loss on debt extinguishment (8)	—	—	77	—
Settlement costs (9)	24	3	58	5
Impairment of long-lived and other assets (10)	20	1	49	5
Goldcorp transaction and integration costs (11)	—	32	23	217
Restructuring and severance (12)	6	2	18	7
Gain on formation of Nevada Gold Mines (13)	—	(24)	—	(2,390)
Nevada JV transaction and integration costs (14)	—	4	—	30
Adjusted EBITDA (15)	$1,772	$1,289	$5,537	$3,734

(1)	For additional information regarding our discontinued operations, see Note 14 to our Consolidated Financial Statements.
(2)

(Gain) loss on asset and investment sales, included in Gain on asset and investment sales, net, primarily represents gains on the sale of Kalgoorlie and Continental and a gain on the sale of certain royalty interests to Maverix in 2020 and a gain on the sale of exploration land in 2019.

(3)	Change in fair value of investments, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities and our investment instruments.
(4)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to the reclamation and remediation plans and cost estimates at the Company’s former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. The 2020 charges include increased lime consumption and water treatment costs at inactive Yanacocha sites and updated project cost estimates at inactive Porcupine sites, the Midnite mine site and Dawn mill site. The 2019 charges include updated water management costs at inactive Yanacocha sites, updated project cost estimates at the Mule Canyon and Northumberland mine sites and a review of the project cost estimates at the Midnite and Dawn remediation site, as well as increased water management costs at the Con mine.

(5)	Impairment of investments, included in Other income, net, primarily represents other-than-temporary impairment of other investments, including the impairment of the TMAC investment in 2020.
(6)

Pension settlements and curtailments, included in Other income, net, primarily represents pension settlement charges due to lump sum payments to participants in 2020 and pension curtailments gains in 2019.

(7)	COVID-19 specific costs, included in Other expense, net, represents incremental direct costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic.
(8)	Loss on debt extinguishment, included in Other income, net, primarily represents losses on the extinguishment of a portion of the 2022 Senior Notes and 2023 Senior Notes during 2020.
(9)

Settlement costs, included in Other expense, net, primarily represents costs related to the ecological tax obligation at Peñasquito in Mexico, mineral interest settlements at Ahafo and Akyem in Africa, the Cedros community agreement at Peñasquito in Mexico, a water related settlement at Yanacocha in Peru and other related costs in 2020, and certain costs associated with legal and other settlements for 2019.

(10)	Impairment of long-lived and other assets, included in Impairment of long-lived and other assets, represents non-cash write-downs of various assets that are no longer in use.
(11)

Goldcorp transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Newmont Goldcorp transaction completed during 2019 as well as subsequent integration costs.

(12)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

(13)

Gain on formation of Nevada Gold Mines, included in Gain on formation of Nevada Gold Mines, represents the difference between the fair value of our 38.5% interest in NGM and the carrying value of the Nevada mining operations contributed on July 1, 2019.

(14)	Nevada JV transaction and integration costs, included in Other expense, net, primarily represents costs incurred related to the Nevada JV Agreement, including hostile defense fees, during 2019.
(15)

Adjusted EBITDA has not been adjusted for $7 and $178 of cash care and maintenance costs, respectively, included in Care and maintenance, which primarily represent costs incurred associated with our Musselwhite, Éléonore, Peñasquito, Yanacocha and Cerro Negro mine sites being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the year ended December 31, 2020.

Additionally, the Company uses Pueblo Viejo EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in the Pueblo Viejo mine. Pueblo Viejo EBITDA does not represent, and should not be considered an alternative to, Equity income (loss) of affiliates, as defined by GAAP, and does not necessarily indicate whether cash distributions from Pueblo Viejo will match Pueblo Viejo EBITDA or earnings from affiliates. Although the Company has the ability to exert significant influence, it does not have direct control over the operations or resulting revenues and expenses, nor does it proportionately consolidate its investment in Pueblo Viejo. The Company believes that Pueblo Viejo EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in Pueblo Viejo, in the same manner as management and the Board of Directors. Equity income (loss) of affiliates is reconciled to Pueblo Viejo EBITDA as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019

Equity income (loss) of affiliates	$70	$42	$189	$95
Equity (income) loss of affiliates, excluding Pueblo Viejo (1)	(12)	17	4	29
Equity income (loss) of affiliates, Pueblo Viejo (1)	58	59	193	124
Reconciliation of Pueblo Viejo on attributable basis:
Income and mining tax expense (benefit)	58	25	169	69
Depreciation and amortization	20	7	72	52
Pueblo Viejo EBITDA	$136	$91	$434	$245
(1)	See Note 13 to the Consolidated Financial Statements.

The Company uses NGM EBITDA as a non-GAAP measure to evaluate the operating performance of its investment in Nevada Gold Mines (NGM). NGM EBITDA does not represent, and should not be considered an alternative to, Income (loss) before income and mining tax and other items, as defined by GAAP, and does not necessarily indicate whether cash distributions from NGM will match NGM EBITDA. Although the Company has the ability to exert significant influence and proportionally consolidates its 38.5% interest in NGM, it does not have direct control over the operations or resulting revenues and expenses of its investment in NGM. The Company believes that NGM EBITDA provides useful information to investors and others in understanding and evaluating the operating results of its investment in NGM, in the same manner as management and the Board of Directors. Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$214	$118	$700	$203
Depreciation and amortization, NGM (1)	150	149	579	298
NGM EBITDA	$364	$267	$1,279	$501
(1)	See Note 4 to the Consolidated Financial Statements.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$1,686	$1,205	$4,882	$2,866
Less: Net cash used in (provided by) operating activities of discontinued operations	—	3	8	10
Net cash provided by (used in) operating activities of continuing operations	1,686	1,208	4,890	2,876
Less: Additions to property, plant and mine development	(398)	(430)	(1,302)	(1,463)
Free Cash Flow	$1,288	$778	$3,588	$1,413

Net cash provided by (used in) investing activities (1)	$(411)	$(409)	$91	$(1,226)
Net cash provided by (used in) financing activities	$(561)	$(1,271)	$(1,680)	$(2,777)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended December 31, 2020			Year Ended December 31, 2020
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,686	$(48)	$1,638	$4,882	$(180)	$4,702
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—	8	—	8
Net cash provided by (used in) operating activities of continuing operations	1,686	(48)	1,638	4,890	(180)	4,710
Less: Additions to property, plant and mine development (2)	(398)	20	(378)	(1,302)	57	(1,245)
Free Cash Flow	$1,288	$(28)	$1,260	$3,588	$(123)	$3,465

Net cash provided by (used in) investing activities (3)	$(411)			$91
Net cash provided by (used in) financing activities	$(561)			$(1,680)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months and year ended December 31, 2020, Yanacocha had total consolidated Additions to property, plant and mine development of $33 and $99, respectively, on a cash basis. For the three months and year ended December 31, 2020, Merian had total consolidated Additions to property, plant and mine development of $15 and $41, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

	Three Months Ended December 31, 2019			Year Ended December 31, 2019
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,205	$(37)	$1,168	$2,866	$(244)	$2,622
Less: Net cash used in (provided by) operating activities of discontinued operations	3	—	3	10	—	10
Net cash provided by (used in) operating activities of continuing operations	1,208	(37)	1,171	2,876	(244)	2,632
Less: Additions to property, plant and mine development (2)	(430)	27	(403)	(1,463)	100	(1,363)
Free Cash Flow	$778	$(10)	$768	$1,413	$(144)	$1,269

Net cash provided by (used in) investing activities (3)	$(409)			$(1,226)
Net cash provided by (used in) financing activities	$(1,271)			$(2,777)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months and year ended December 31, 2019, Yanacocha had total consolidated Additions to property, plant and mine development of $50 and $181, respectively, on a cash basis. For the three months and year ended December 31, 2019, Merian had total consolidated Additions to property, plant and mine development of $17 and $57, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/gold equivalent ounce statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Costs applicable to sales (1)(2)	$1,198	$1,251	$4,408	$4,663
Gold sold (thousand ounces)	1,621	1,809	5,831	6,465
Costs applicable to sales per ounce (3)	$739	$691	$756	$721
(1)

Includes by-product credits of $50 and $128 during the three months and year ended December 31, 2020, respectively, and $31 and $91 during the three months and year ended December 31, 2019, respectively.

(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Costs applicable to sales (1)(2)	$157	$208	$606	$532
Gold equivalent ounces - other metals (thousand ounces) (3)	282	264	1,062	621
Costs applicable to sales per ounce (4)	$561	$791	$571	$858
(1)	Includes by-product credits of $— and $2 during the three months and year ended December 31, 2020, respectively, and $1 and $3 during the three months and year ended December 31, 2019, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2019.

(4)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per ounce for Nevada Gold Mines (NGM)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Cost applicable to sales, NGM (1)(2)	$251	$259	$1,012	$494
Gold sold (thousand ounces), NGM	339	359	1,336	693
Costs applicable to sales per ounce, NGM (3)	$739	$722	$757	$712
(1)	See Note 4 to the Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has developed a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Consolidated Statements of Operations less the amount of CAS attributable to the production of other metals at our Peñasquito, Boddington, and Phoenix mines. The other metals CAS at those mine sites is disclosed in Note 4 to the Consolidated Financial Statements. The allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines is based upon the relative sales value of gold and other metals produced during the period.

Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Care and maintenance and Other expense, net. Care and maintenance primarily includes direct operating costs incurred at the mine sites during the period that these sites were temporarily placed into care and maintenance in response to the COVID-19 pandemic. For Other expense, net we exclude certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Sustaining capital and finance lease payments. We determined sustaining capital and finance lease payments as those capital expenditures and finance lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and finance lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and finance leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and finance lease payments are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals at the Peñasquito, Boddington, and Phoenix mines.

Three Months Ended December 31, 2020	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$65	$2	$6	$—	$1	$—	$14	$88	70	$1,239
Musselwhite	44	—	2	—	1	—	11	58	35	1,651
Porcupine	70	—	7	—	—	—	14	91	78	1,162
Éléonore	54	—	1	—	—	—	18	73	71	1,059
Peñasquito	98	—	—	—	1	21	29	149	201	746
Other North America	—	—	—	1	—	—	—	1	—	—
North America	331	2	16	1	3	21	86	460	455	1,012

Yanacocha	75	15	4	—	—	—	23	117	73	1,618
Merian	89	1	1	—	—	—	14	105	127	819
Cerro Negro	51	1	1	—	6	—	9	68	77	899
Other South America	—	—	2	3	1	—	—	6	—	—
South America	215	17	8	3	7	—	46	296	277	1,070

Boddington	158	4	—	—	—	3	61	226	186	1,219
Tanami	62	—	3	—	—	—	36	101	117	864
Other Australia	—	—	1	3	—	—	4	8	—	—
Australia	220	4	4	3	—	3	101	335	303	1,106

Ahafo	111	2	—	—	—	—	22	135	138	973
Akyem	70	7	—	—	—	—	8	85	109	772
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	181	9	—	2	—	—	30	222	247	893

Nevada Gold Mines	251	1	7	2	(4)	2	36	295	339	872
Nevada	251	1	7	2	(4)	2	36	295	339	872

Corporate and Other	—	—	22	53	(3)	—	11	83	—	—
Total Gold	$1,198	$33	$57	$64	$3	$26	$310	$1,691	1,621	$1,043

Gold equivalent ounces - other metals (11)
Peñasquito	$128	$1	$—	$—	$—	$28	$39	$196	246	$795
Boddington	29	1	—	—	—	2	11	43	36	1,205
Total Gold Equivalent Ounces	$157	$2	$—	$—	$—	$30	$50	$239	282	$846

Consolidated	$1,355	$35	$57	$64	$3	$56	$360	$1,930
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $50 and excludes co-product revenues of $378.
(3)	Includes stockpile and leach pad inventory adjustments of $1 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $19 and $16, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $14 and $217, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $2 at Porcupine, $3 at Other North America, $1 at Yanacocha, $1 at Merian, $2 at Cerro Negro, $9 at Other South America, $2 at Tanami, $4 at Other Australia, $8 at Ahafo, $4 at Akyem, $5 at NGM and $1 at Corporate and Other, totaling $42 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $6 at Cerro Negro and $1 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended December 31, 2020 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)	Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $25, settlement costs of $24 and restructuring and severance of $6.
(8)

Includes sustaining capital expenditures of $113 for North America, $46 for South America, $109 for Australia, $30 for Africa, $36 for Nevada, and $11 for Corporate and Other, totaling $345 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $53. The following are major development projects: Musselwhite Materials Handling, Pamour, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Emilia, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $15.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Three Months Ended December 31, 2019	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
CC&V	$82	$1	$—	$—	$1	$—	$10	$94	89	$1,060
Red Lake	48	—	2	—	—	—	7	57	44	1,319
Musselwhite (10)	(7)	1	1	—	—	—	11	6	—	—
Porcupine	60	—	2	—	—	—	12	74	92	792
Éléonore	70	1	2	—	—	—	26	99	97	1,030
Peñasquito	50	1	—	—	—	1	14	66	90	730
Other North America	—	—	—	20	—	—	4	24	—	—
North America	303	4	7	20	1	1	84	420	412	1,020

Yanacocha	100	11	3	1	1	—	13	129	107	1,207
Merian	77	1	—	1	—	—	17	96	129	741
Cerro Negro	69	1	—	1	—	—	10	81	131	619
Other South America	—	—	—	4	—	—	—	4	—	—
South America	246	13	3	7	1	—	40	310	367	846

Boddington	144	2	2	—	—	4	21	173	188	923
Tanami	68	—	4	—	—	—	26	98	139	698
Kalgoorlie	56	1	1	—	—	—	11	69	58	1,184
Other Australia	—	—	—	3	—	—	4	7	—	—
Australia	268	3	7	3	—	4	62	347	385	899

Ahafo	112	2	6	—	—	—	27	147	179	822
Akyem	63	7	—	—	3	—	8	81	100	802
Other Africa	—	—	2	2	—	—	—	4	—	—
Africa	175	9	8	2	3	—	35	232	279	833

Nevada Gold Mines	259	(4)	7	2	3	3	47	317	359	883
Carlin	—	—	—	—	—	—	—	—	—	—
Phoenix	—	—	—	—	—	—	—	—	—	—
Twin Creeks	—	—	—	—	—	—	—	—	7	51
Long Canyon	—	—	—	—	—	—	—	—	—	—
Other Nevada	—	—	1	—	—	—	—	1	—	—
Nevada	259	(4)	8	2	3	3	47	318	366	870

Corporate and Other	—	—	16	55	—	—	12	83	—	—
Total Gold	$1,251	$25	$49	$89	$8	$8	$280	$1,710	1,809	$946

Gold equivalent ounces - other metals (11)
Peñasquito	$178	$4	$1	$—	$7	$32	$51	$273	225	$1,213
Boddington	30	—	—	—	—	2	4	36	39	924
Phoenix	—	—	—	—	—	—	—	—	—	—
Total Gold Equivalent Ounces	$208	$4	$1	$—	$7	$34	$55	$309	264	$1,171

Consolidated	$1,459	$29	$50	$89	$15	$42	$335	$2,019

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $32 and excludes co-product revenues of $294.
(3)	Includes stockpile and leach pad inventory adjustments of $2 at CC&V, $6 at Yanacocha and $9 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $22 and $7, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $14 and $79, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $4 at CC&V, $6 at Porcupine, $2 at Éléonore, $2 at Peñasquito, $2 at Other North America, $5 at Yanacocha, $5 at Merian, $3 at Cerro Negro, $11 at Other South America, $1 at Kalgoorlie, $8 at Other Australia, $3 at Ahafo, $2 at Akyem, $2 at NGM and $9 at Corporate and Other, totaling $65 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net is adjusted for Newmont Goldcorp transaction and integration costs of $32, Nevada JV transaction and integration costs of $4, settlement costs of $3 and restructuring and restructuring and severance of $2.

(7)

Includes sustaining capital expenditures of $123 for North America, $40 for South America, $60 for Australia, $35 for Africa, $47 for Nevada and $12 for Corporate and Other, totaling $317 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $113. The following are major development projects: Borden, Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Ahafo Mill Expansion, Goldrush Complex and Turquoise Ridge 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $18 and excludes finance lease payments for development projects of $9.
(9)	Per ounce measures may not recalculate due to rounding.
(10)	Costs are offset by insurance recoveries received during the fourth quarter of 2019.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz), Copper ($2.75/lb.), Silver ($15.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing.

Year Ended December 31, 2020	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Care and Maintenance and Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$245	$6	$11	$—	$1	$—	$41	$304	270	$1,125
Red Lake	45	—	1	—	—	—	4	50	42	1,182
Musselwhite	117	2	7	—	25	—	27	178	97	1,838
Porcupine	244	2	14	—	—	—	39	299	319	935
Éléonore	181	2	4	—	26	—	45	258	208	1,248
Peñasquito	286	4	—	—	20	48	53	411	512	806
Other North America	—	—	4	10	3	—	1	18	—	—
North America	1,118	16	41	10	75	48	210	1,518	1,448	1,049

Yanacocha	345	57	9	1	30	—	37	479	339	1,414
Merian	328	4	4	1	—	—	41	378	464	813
Cerro Negro	166	3	2	—	60	—	33	264	231	1,147
Other South America	—	—	3	10	3	—	—	16	—	—
South America	839	64	18	12	93	—	111	1,137	1,034	1,100

Boddington	579	13	3	—	—	11	125	731	668	1,094
Tanami	251	1	10	—	—	—	104	366	492	745
Other Australia	—	—	1	12	1	—	7	21	—	—
Australia	830	14	14	12	1	11	236	1,118	1,160	964

Ahafo	375	9	2	1	2	—	78	467	476	980
Akyem	234	24	1	—	1	—	26	286	377	757
Other Africa	—	—	—	7	—	—	—	7	—	—
Africa	609	33	3	8	3	—	104	760	853	890

Nevada Gold Mines	1,012	12	23	10	2	10	160	1,229	1,336	920
Nevada	1,012	12	23	10	2	10	160	1,229	1,336	920

Corporate and Other	—	—	75	217	—	—	42	334	—	—
Total Gold	$4,408	$139	$174	$269	$174	$69	$863	$6,096	5,831	$1,045

Gold equivalent ounces - other metals (11)
Peñasquito	$499	$7	$1	$—	$19	$142	$106	$774	934	$828
Boddington	107	2	—	—	—	6	23	138	128	1,080
Total Gold Equivalent Ounces	$606	$9	$1	$—	$19	$148	$129	$912	1,062	$858

Consolidated	$5,014	$148	$175	$269	$193	$217	$992	$7,008
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $130 and excludes co-product revenues of $1,147.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha and $24 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $88 and $60, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $52 and $226, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $4 at CC&V, $3 at Porcupine, $1 at Éléonore, $2 at Peñasquito, $4 at Other North America, $3 at Yanacocha, $7 at Merian, $2 at Cerro Negro, $28 at Other South America, $6 at Tanami, $15 at Other Australia, $20 at Ahafo, $8 at Akyem, $3 at Other Africa, $19 at NGM and $9 at Corporate and Other, totaling $134 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Care and maintenance includes $28 at Musselwhite, $26 at Éléonore, $38 at Peñasquito, $27 at Yanacocha, $56 at Cerro Negro and $3 at Other South America of cash care and maintenance costs associated with the sites temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended December 31, 2020 that we would have continued to incur if the sites were not temporarily placed into care and maintenance.

(7)

Other expense, net is adjusted for incremental costs of responding to the COVID-19 pandemic of $92, settlement costs of $58, Goldcorp transaction and integration costs of $23 and restructuring and severance of $18.

(8)

Includes sustaining capital expenditures of $269 for North America, $111 for South America, $248 for Australia, $103 for Africa, $160 for Nevada, and $42 for Corporate and Other, totaling $933 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $369. The following are major development projects: Musselwhite Materials Handling, Pamour, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Emilia, Tanami Expansion 2, Subika Mining Method Change, Ahafo North, Goldrush Complex, Turquoise Ridge 3rd shaft and Range Front Declines at Cortez.

(9)	Includes finance lease payments for sustaining projects of $59 and excludes finance lease payments for development projects of $38.
(10)	Per ounce measures may not recalculate due to rounding.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($16.00/oz.), Lead ($0.95/lb.) and Zinc ($1.20/lb.) pricing for 2020.

Year Ended December 31, 2019	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs per oz. (9)
Gold
CC&V	$290	$4	$6	$1	$3	$—	$38	$342	319	$1,071
Red Lake	136	2	7	—	—	—	29	174	112	1,570
Musselwhite	13	2	6	—	—	—	25	46	6	8,174
Porcupine	185	2	4	—	—	—	30	221	235	935
Éléonore	214	1	4	—	—	1	47	267	264	1,013
Peñasquito	116	2	—	—	—	2	39	159	144	1,100
Other North America	—	—	1	63	1	—	8	73	—	—
North America	954	13	28	64	4	3	216	1,282	1,080	1,187

Yanacocha	400	54	10	2	8	—	33	507	529	959
Merian	297	4	4	2	—	—	56	363	526	689
Cerro Negro	210	2	13	1	1	—	35	262	349	753
Other South America	—	—	—	11	—	—	—	11	—	—
South America	907	60	27	16	9	—	124	1,143	1,404	814

Boddington	575	11	3	—	—	14	66	669	710	942
Tanami	266	2	9	—	—	—	82	359	500	717
Kalgoorlie	216	4	3	—	—	—	31	254	228	1,114
Other Australia	—	—	4	10	1	—	9	24	—	—
Australia	1,057	17	19	10	1	14	188	1,306	1,438	908

Ahafo	393	5	20	—	1	—	98	517	630	820
Akyem	235	32	3	—	4	—	28	302	421	718
Other Africa	—	—	2	9	1	—	—	12	—	—
Africa	628	37	25	9	6	—	126	831	1,051	791

Nevada Gold Mines	494	6	12	5	5	5	97	624	693	901
Carlin	358	3	9	3	1	—	64	438	408	1,076
Phoenix	116	3	—	1	—	7	10	137	118	1,149
Twin Creeks	113	1	3	1	—	—	23	141	177	800
Long Canyon	36	1	—	1	—	—	7	45	96	466
Other Nevada	—	—	6	—	—	—	4	10	—	—
Nevada	1,117	14	30	11	6	12	205	1,395	1,492	935

Corporate and Other	—	—	62	203	3	—	21	289	—	—
Total Gold	$4,663	$141	$191	$313	$29	$29	$880	$6,246	6,465	$966

Gold equivalent ounces - other metals (10)
Peñasquito	$387	$7	$3	$—	$7	$66	$116	$586	438	$1,339
Boddington	117	2	—	—	—	8	12	139	145	954
Phoenix	28	2	—	—	—	1	3	34	38	894
Total Gold Equivalent Ounces	$532	$11	$3	$—	$7	$75	$131	$759	621	$1,222

Consolidated	$5,195	$152	$194	$313	$36	$104	$1,011	$7,005

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $94 and excludes co-product revenues of $691.
(3)	Includes stockpile and leach pad inventory adjustments of $12 at CC&V, $16 at Yanacocha, $19 at Boddington, $20 at Akyem, $10 at NGM, $33 at Carlin, and $2 at Twin Creeks.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $85 and $67, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value of $53 and $142, respectively.

(5)

Advanced projects, research and development and Exploration excludes development expenditures of $7 at CC&V, $1 at Musselwhite, $10 at Porcupine, $4 at Éléonore, $3 at Peñasquito, $4 at Other North America, $14 at Yanacocha, $7 at Merian, $9 at Cerro Negro, $40 at Other South America, $3 at Tanami, $3 at Kalgoorlie, $20 at Other Australia, $13 at Ahafo, $11 at Akyem, $4 at Other Africa, $10 at NGM, $6 at Carlin, $1 at Phoenix, $2 at Twin Creeks, $12 at Long Canyon, $2 at Other Nevada and $35 at Corporate and Other, totaling $221 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net is adjusted for Goldcorp transaction and integration costs of $217, Nevada JV transaction and integration costs of $30, restructuring and severance of $7 and settlement costs of $5.
(7)

Includes sustaining capital expenditures of $295 for North America, $124 for South America, $185 for Australia, $123 for Africa, $207 for Nevada and $21 for Corporate and Other, totaling $955 and excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $508. The following are major development projects: Borden, Musselwhite Materials Handling, Éléonore Lower Mine Material Handling System, Quecher Main, Yanacocha Sulfides, Tanami Expansion 2, Ahafo North, Subika Underground, Ahafo Mill Expansion, Goldrush Complex and Turquoise Ridge 3rd shaft.

(8)	Includes finance lease payments for sustaining projects of $56 and excludes finance lease payments for development projects of $31.
(9)	Per ounce measures may not recalculate due to rounding.
(10)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($15.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing.

A reconciliation of the 2021 Gold AISC outlook to the 2021 Gold CAS outlook, 2021 Co-product AISC outlook to the 2021 Co-product CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2021 Outlook - Gold (7)(8)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (1)(2)	$4,750
Reclamation Costs (3)	150
Advanced Projects and Exploration (4)	150
General and Administrative (5)	230
Other Expense	20
Treatment and Refining Costs	50
Sustaining Capital (6)	870
Sustaining Finance Lease Payments	30
All-in Sustaining Costs	$6,250
Ounces (000) Sold (9)	6,400
All-in Sustaining Costs per Oz	$970
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2021 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

2021 Outlook - Co-Product (7)(8)
(in millions, except GEO and per GEO)	Outlook Estimate
Cost Applicable to Sales (1)(2)	$790
Reclamation Costs (3)	10
Advanced Projects and Exploration (4)	10
General and Administrative (5)	30
Other Expense	—
Treatment and Refining Costs	160
Sustaining Capital (6)	130
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	$1,150
Co-Product GEO (000) Sold (9)	1,300
All-in Sustaining Costs per Co Product GEO	$880
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(5)	Includes stock based compensation.
(6)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(7)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2021 AISC Gold and Co-Product Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(8)	All values are presented on a consolidated basis for Newmont.
(9)	Co-Product GEO are all non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper)

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Net income (loss) attributable to Newmont stockholders	$824	$839	$344	$822
Net income (loss) attributable to noncontrolling interests	(60)	17	3	2
Net loss (income) from discontinued operations	(18)	(228)	68	15
Equity loss (income) of affiliates	(70)	(53)	(29)	(37)
Income and mining tax expense (benefit)	258	305	164	(23)
Depreciation and amortization	615	592	528	565
Interest expense, net	73	75	78	82
EBITDA	1,622	1,547	1,156	1,426
EBITDA Adjustments:
Reclamation and remediation charges	213	—	—	—
Loss (gain) on asset and investment sales	(84)	(1)	1	(593)
Change in fair value of investments	(61)	(57)	(227)	93
COVID-19 specific costs	25	32	33	2
Settlement costs	24	26	2	6
Impairment of long-lived and other assets	20	24	5	—
Pension settlements and curtailments	7	83	2	—
Restructuring and severance	6	9	2	1
Goldcorp transaction and integration costs	—	—	7	16
Loss on debt extinguishment	—	—	3	74
Impairment of investments	—	—	—	93
Adjusted EBITDA	1,772	1,663	984	1,118
12 month trailing Adjusted EBITDA	$5,537

Total Debt	$6,031
Lease and other financing obligations	671
Less: Cash and cash equivalents	5,540
Total net debt	$1,162

Net debt to adjusted EBITDA	0.2

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Consolidated gold sales, net	$3,003	$2,673	$10,350	$9,049
Consolidated copper sales, net	54	47	155	210
Consolidated silver sales, net	173	144	510	253
Consolidated lead sales, net	42	47	134	85
Consolidated zinc sales, net	109	56	348	143
Total sales	$3,381	$2,967	$11,497	$9,740

	Three Months Ended December 31, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,023	$52	$162	$46	$120
Provisional pricing mark-to-market	6	4	3	1	1
Silver streaming amortization	—	—	19	—	—
Gross after provisional pricing and streaming impact	3,029	56	184	47	121
Treatment and refining charges	(26)	(2)	(11)	(5)	(12)
Net	$3,003	$54	$173	$42	$109
Consolidated ounces (thousands)/ pounds (millions) sold	1,621	16	8,336	52	94
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,865	$3.40	$19.49	$0.88	$1.27
Provisional pricing mark-to-market	4	0.24	0.36	0.02	0.01
Silver streaming amortization	—	—	2.31	—	—
Gross after provisional pricing and streaming impact	1,869	3.64	22.16	0.90	1.28
Treatment and refining charges	(17)	(0.10)	(1.38)	(0.10)	(0.12)
Net	$1,852	$3.54	$20.78	$0.80	$1.16
	Year Ended December 31, 2020
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,365	$160	$468	$155	$419
Provisional pricing mark-to-market	54	1	21	(2)	6
Silver streaming amortization	—	—	67	—	—
Gross after provisional pricing and streaming impact	10,419	161	556	153	425
Treatment and refining charges	(69)	(6)	(46)	(19)	(77)
Net	$10,350	$155	$510	$134	$348
Consolidated ounces (thousands)/ pounds (millions) sold	5,831	56	28,596	185	407
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,778	$2.88	$16.37	$0.84	$1.03
Provisional pricing mark-to-market	9	0.01	0.74	(0.01)	0.01
Silver streaming amortization	—	—	2.34	—	—
Gross after provisional pricing and streaming impact	1,787	2.89	19.45	0.83	1.04
Treatment and refining charges	(12)	(0.11)	(1.59)	(0.11)	(0.18)
Net	$1,775	$2.78	$17.86	$0.72	$0.86
(1)	Per ounce/pound measures may not recalculate due to rounding.

	Three Months Ended December 31, 2019
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,679	$47	$122	$53	$75
Provisional pricing mark-to-market	2	2	7	1	—
Silver streaming amortization	—	—	21	—	—
Gross after provisional pricing and streaming impact	2,681	49	150	54	75
Treatment and refining charges	(8)	(2)	(6)	(7)	(19)
Net	$2,673	$47	$144	$47	$56
Consolidated ounces (thousands)/ pounds (millions) sold	1,809	17	9,268	61	72
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,481	$2.75	$13.00	$0.88	$1.05
Provisional pricing mark-to-market	1	0.14	0.78	0.01	—
Silver streaming amortization	—	—	2.26	—	—
Gross after provisional pricing and streaming impact	1,482	2.89	16.04	0.89	1.05
Treatment and refining charges	(4)	(0.13)	(0.55)	(0.12)	(0.27)
Net	$1,478	$2.76	$15.49	$0.77	$0.78
	Year Ended December 31, 2019
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$9,063	$220	$218	$97	$187
Provisional pricing mark-to-market	15	(1)	7	1	—
Silver streaming amortization	—	—	37	—	—
Gross after provisional pricing and streaming impact	9,078	219	262	98	187
Treatment and refining charges	(29)	(9)	(9)	(13)	(44)
Net	$9,049	$210	$253	$85	$143
Consolidated ounces (thousands)/ pounds (millions) sold	6,465	80	15,987	108	179
Average realized price (per ounce/pound)(1):
Gross before provisional pricing and streaming impact	$1,402	$2.76	$13.57	$0.90	$1.05
Provisional pricing mark-to-market	2	(0.01)	0.45	0.01	—
Silver streaming amortization	—	—	2.31	—	—
Gross after provisional pricing and streaming impact	1,404	2.75	16.33	0.91	1.05
Treatment and refining charges	(5)	(0.12)	(0.54)	(0.12)	(0.25)
Net	$1,399	$2.63	$15.79	$0.79	$0.80
(1)	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, silver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Consolidated gold sales, net	$3,003	$2,673	$10,350	$9,049
Consolidated other metal sales, net	378	294	1,147	691
Sales	$3,381	$2,967	$11,497	$9,740

Costs applicable to sales	$1,355	$1,459	$5,014	$5,195
Less: Consolidated other metal sales, net	(378)	(294)	(1,147)	(691)
By-Product costs applicable to sales	$977	$1,165	$3,867	$4,504
Gold sold (thousand ounces)	1,621	1,809	5,831	6,465
Total Gold CAS per ounce (by-product) (1)	$603	$644	$663	$697

Total AISC	$1,930	$2,019	$7,008	$7,005
Less: Consolidated other metal sales, net	(378)	(294)	(1,147)	(691)
By-Product AISC	$1,552	$1,725	$5,861	$6,314
Gold sold (thousand ounces)	1,621	1,809	5,831	6,465
Total Gold AISC per ounce (by-product) (1)	$957	$954	$1,005	$977
(1)	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Thursday, February 18, 2021 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10150853

Webcast Details

Title: Newmont Full Year and Fourth Quarter 2020 Earnings Conference Call

URL: https://event.on24.com/wcc/r/2944657/AAD3A8F20AE863E13FB8D8C1DBA5EECD

The full year and fourth quarter 2020 results will be available before the market opens on Thursday, February 18, 2021 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production, upside potential and indicative production profiles; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) estimates of future cost reductions, full potential savings, value creation, improvements, synergies and efficiencies; (v) expectations regarding the development, growth and exploration potential of the Company’s other operations, projects and investments, including, without limitation, returns, IRR, schedule, decision dates, mine life and mine life extensions, commercial start, first production, average production, average costs, impacts of improvement or expansion projects and upside potential; (vi) expectations regarding future investments or divestitures; (vii) expectations regarding free cash flow, and returns to stockholders, including with respect to future dividends and future share repurchases; (viii) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and recoveries; (ix) estimates of future closure costs and liabilities; (x) expectations regarding the timing and/or likelihood of future borrowing, future debt repayment, financial flexibility and cash flow; (xi) expectations regarding spending in connection with climate change and other initiatives; and (xii) expectations regarding the impact of the COVID-19 pandemic and vaccine. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of COVID-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), and the impact of additional waves of the pandemic or increases of incidents of COVID-19 in the areas and countries in which we operate. Investors are reminded that only the fourth quarter has been declared by the Board of Directors at this time. Dividends for 2021 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board.. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full $1.0 billion amount during the authorization period. Consequently, the Board of Directors may revise or terminate such share repurchase authorization in the future. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", filed with the SEC, available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice for U.S. Investors:

The terms “resources” and “Measured, Indicated and Inferred resources” are used in this news release. Investors are advised that the SEC does not recognize these terms and “resources” have not been prepared in accordance with Industry Guide 7. Newmont has determined that such “resources” would be substantively the same as those prepared using the Guidelines established by the Society of Mining, Metallurgy and Exploration (SME) and defined as “Mineral Resource”. Estimates of resources are subject to further exploration and development, are subject to additional risks, and no assurance can be given that they will eventually convert to future reserves. Inferred Resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. Investors are cautioned not to assume that any part or all of the Inferred Resource exists, or is economically or legally mineable. Investors are reminded that even if significant mineralization is discovered and converted to reserves, during the time necessary to ultimately move such mineralization to production the economic feasibility of production may change. US investors are encouraged to refer to the “Proven and Probable Reserve” tables contained herein for reserves prepared in compliance with the SEC’s Industry Guide 7 and “Mineralized Material” tables, available at www.newmont.com and included in the Company’s Form 10-K, expected to be filed on or about February 18, 2021, on www.sec.gov. Additional information on the Company’s resource estimates can be found at www.newmont.com/operations-and-projects/reserves-and-resources.

Contacts

Media Contact
Courtney Boone
303.837.5159
courtney.boone@newmont.com

Investor Contact
Eric Colby
303.837.5724
eric.colby@newmont.com